UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2015

Everyday Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36371	80-0036062
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
345 Hudson Street, 16th Floor New York, NY	10014
(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code: (646) 728-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On March 31, 2015, Everyday Health, Inc. (the “Company”) entered into an amendment (the “Amendment”) to that certain Amended and Restated Credit Agreement, dated as of November 10, 2014, by and among the Company, Silicon Valley Bank, as Administrative Agent, certain of the Company’s wholly-owned subsidiaries and the other lenders party thereto (the “Credit Agreement”). The Amendment, among other things, (i) increased the term loan from $59.25 million outstanding as of such date to $67.75 million; (ii) increased the maximum borrowing limit of the revolver from $55.0 million to $82.25 million; and (iii) effected certain modifications to the covenants and terms of the Credit Agreement as set forth in the Amendment. All other material terms of the Credit Agreement, including the applicable interest rates and maturity dates, remain unchanged by the Amendment.

The foregoing summary of the Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2015. The Company previously filed the Credit Agreement as Exhibit 10.1 to its Current Report on Form 8-K filed on November 12, 2014.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the terms and conditions of the Amendment set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everyday Health, Inc.

Date: March 31, 2015	By:	/s/ Alan Shapiro
		Name:	Alan Shapiro
		Title	Executive Vice President and General Counsel